AMENDMENT TO MANAGEMENT AGREEMENT
                                     Between
                            INTEGRAMED AMERICA, INC.
                                       and
                          MPD MEDICAL ASSOCIATES, P.C.

         THIS AMENDMENT, dated as of January 1, 1998, to the MANAGEMENT AGREEMENT, dated as of June 2, 1997, by and between IntegraMed America, Inc., a Delaware corporation, with its principal place of business at One Manhattanville Road, Purchase, New York 10577 ("INMD") and MPD Medical Associates, P.C., a New York professional services corporation, with its principal place of business at 200 Old Country Road, Mineola, New York 11501 ("PC").

                                    RECITALS

         WHEREAS, INMD and PC entered into a Management Agreement, dated as of June 2, 1997 ["Management Agreement"]; and

         WHEREAS, INMD has provided the full complement of services outlined in the Management Agreement since its Effective Date (as stated therein); and

         WHEREAS, in recognition of the additional services and capital provided to PC and its shareholder, Gabriel San Roman, M.D. ["San Roman"], the parties have agreed to increase the Basic Management Fee (as such term is used in the Management Agreement).

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, PC and INMD agree to the following amendment to the Management Agreement ["Amendment"].

         1. Section 6.3.4(a) is hereby nullified and deleted, effective January 1, 1998 and the Basic Management Fee of INMD shall be controlled solely by the Management Agreement.

         2. Section 7.1.5 is hereby amended to read as follows:

                  7.1.5(a) for the period between The Effective Financial Date and December 31, 1997, INMD shall waive Fifteen Thousand Dollars ($15,000) ["First Monthly Waiver Amount"] of its Basic Management Fee. For the period between January 1, 1998 and March 31, 1998, INMD shall waive Five Thousand Dollars ($5,000) of its Basic Management Fee ["Second Monthly Waiver Amount"]. Commencing with the date April 1, 1998, INMD shall be entitled to its full Basic Management Fee. The First and Second Waiver amounts shall be inoperable, retroactive to the


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                  Effective  Financial Date, if this Agreement is the subject of a material breach by PC during the first twelve calendar months of this Agreement which is not cured pursuant to
                  Section 8.1.2.

                  7.1.5(b) for the first twelve (12) months after the Effective Financial Date of this Agreement, INMD shall, at its expense provide Dr. San Roman with professional liability coverage, as a named insured under INMD's professional liability coverage, which policy shall be in the minimum amount of $1 million per incident, $3 million in the aggregate, with an A carrier, on a claims made basis ["IntegraMed Insurance Period"]. This coverage shall not be a Cost of Service of Advance and this paragraph does not alter the provisions of section 10.2 hereof.

         3. This Amendment is made pursuant to Section 12.5 of the Management Agreement.

         IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the day and year first above written.


INTEGRAMED AMERICA, INC.

By:      /s/Donald S. Wood
         --------------------
         Donald S. Wood, Ph.D.
         President and Chief Operating Officer of
         Reproductive Science Center Division

MPD MEDICAL ASSOCIATES, P.C.

By:      /s/Gabriel San Roman
         -----------------------
         Gabriel San Roman, M.D.